AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of January 19, 2006 (this "Amendment"), to the Rights Agreement, dated as of January 31, 1996 (the "Rights Agreement"), between The Stanley Works, a Connecticut corporation (the "Company"), and Computershare Investor Services L.L.C., as Rights Agent (the "Rights Agent").


                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);


                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;


                  WHEREAS, the Board of Directors of the Company has authorized and adopted this Amendment at a meeting of directors duly called and held;


                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is amended and restated in its entirety as follows:

         "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, or (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period.

         2. The first sentence of Section 3(a) of the Rights Agreement is amended and restated in its entirety as follows:

         Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date) or (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

         3. The fourth sentence of Section 21(a) of the Rights Agreement is amended and restated in its entirety as follows:

         Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a legal business entity organized and doing business under the laws of the United States or of any state thereof, in good standing, which is authorized by such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which either is or is an affiliate of a business entity which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of a legal business entity described in clause (a) of this sentence.

         4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         5. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         6. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                                 THE STANLEY WORKS

By:    /s/Kathryn P. Sherer          By: /s/Bruce H. Beatt
       --------------------------        ---------------------------------------
   Name: Kathryn P. Sherer               Name:  Bruce H. Beatt
   Title:  Assistant Secretary           Title: Vice President, General Counsel
                                                and Secretary


Attest:                                 COMPUTERSHARE INVESTOR SERVICES L.L.C.

By:                                  By: /s/Michael L. Lang
       --------------------------        ---------------------------------------
   Name:                                 Name:  Michael L. Lang
   Title:                                Title: Director Relationship Management